EX-99.1

Exhibit 99.1

Mesa Air Group Exits Chapter 11 As A Strong, Competitive Airline

March 1, 2011

PHOENIX, March 1, 2011- Mesa Air Group's Plan of Reorganization became effective today allowing the company to emerge from its reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mesa and its related subsidiaries entered bankruptcy protection on January 5, 2010 and Mesa's exit from bankruptcy protection in 13 months places it among the fastest reorganizations in aviation history. Mesa is well positioned to compete aggressively in the regional aviation industry having shed inefficient aircraft, significant debt and extended our partnership with US Airways.

In celebrating the company's emergence, Mesa Chairman and Chief Executive Officer Jonathan Ornstein said: "Today marks a new beginning for Mesa, one that allows the company to build on its almost 30 year history and reestablish ourselves as one of the world's leading regional airlines. We are deeply appreciative of the support we have received during our reorganization from our creditors, airline partners and employees, and we will work hard to repay this trust by building a successful Mesa Air Group."

The Company's restructuring accomplishments included:

  Elimination of 100 excess aircraft and associated leases and debt which contributed to the deleveraging of Mesa's balance sheet in the approximate amount of $700 million in capitalized leases and $50 million in debt;

  Restructuring of aircraft leases and financings for Mesa's remaining CRJ 200 and Dash 8 fleets resulting in flexibility, no long term lease exposure and lower costs on the CRJ 200 50-seat regional jet aircraft;

  Emerging as a private company that will issue four new series of notes, shares of common stock, and/or warrants to purchase shares of its common stock to its creditors in exchange for their claims in the Chapter 11 proceedings;

  Extending the term of the code-share agreement with US Airways through September 2015.

"Upon our exit from bankruptcy, we will take the intensity and effort of the past 13 months and transfer it from the triage of the bankruptcy process to focus on opportunities that exist in our rapidly changing industry," continued Ornstein, "Throughout our bankruptcy the Company's operations remained at the highest level of reliability and safety. Our people did a fantastic job and nothing reflects their competitive spirit better than the fact that during our bankruptcy Mesa consistently delivered operational performance which continues to lead the regional airline industry in nearly every category monitored by the U.S. Dept. of Transportation.

This strong operational performance came during a time when many of our employees contributed to our financial savings by taking additional unpaid days off.  This level of dedication and the resulting operational performance has provided a solid foundation upon which to return our airline to sustained profitability and future growth. In addition, through the restructuring process Mesa is among the first regional airlines to address the risks associated with fifty-seat regional jet aircraft which have increasingly fallen out of favor with mainline carriers. We believe the elimination of exposure related to this fleet provides Mesa with a significant competitive advantage," noted Ornstein.

"We would like to welcome the new members of Mesa's Board of Directors who will be joining us today including: Daniel J. Altobello, retired Chairman of LSG/Sky Chefs Onex Food Services, Inc.; Ellen N. Artist, ENA Advisors, LLC; Mitchell I. Gordon, President, Morpheus Capital Advisors; Dana J. Lockhart, DJL Advisors, LLC; Grant Lyon, President, Odyssey Capital Group; Harvey W. Schiller, Vice Chairman and President of the Sports, Media, and Entertainment Practice of Diversified Search Odgers Berndtson; Mark J. Schulte, Managing Director and head of transportation investment banking at Dahlman Rose & Co.; Don Skiados, President, Leadership Communications and Training, LLC. We look forward to working with all of our new Board members and are honored to have such distinguished individuals serving the Company," said Ornstein.

"In addition, we would also like to thank our retiring Board members for their service, dedication and friendship over the years including: Richard R. Thayer; Carlos E. Bonilla; Joseph L. Manson; Maurice A. Parker; Peter F. Nostrand; Robert Beleson," added Ornstein

"Finally we would like to thank all of the stakeholders who worked with the Company during our restructuring as well as our restructuring advisors Pachulski Stang Ziehl & Jones LLP, our corporate counsel DLA Piper, LLP (US), and our financial advisors Imperial Capital, and the others that have helped make this possible, including the support of our airline partners, customers and the communities we serve." concluded Ornstein.

Mesa currently operates 76 aircraft with approximately 450 daily system departures to 94 cities, 38 states, the District of Columbia, and Mexico. Mesa operates as US Airways Express and United Express under contractual agreements with US Airways and United Airlines, respectively, and independently as go! Mokulele. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company was founded by Larry and Janie Risley in New Mexico in 1982.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.

Investors and other interested parties can obtain information about Mesa's Chapter 11 filing on the Internet at Mesa-air.com. Court filings, claims information and our Plan of Reorganization are available at: www.dm.epiq11.com/mesa. Caution should be taken not to place undue reliance on Mesa's forward-looking statements, which represent Mesa's views only as of January 20, 2011, and which Mesa has no current intention to update.